Exhibit 5.1

[Sheehan Phinney Letterhead]

June 12, 2018

Magellan Health, Inc.

4800 N. Scottsdale Road, Suite 4400

Scottsdale, AZ  85251

Ladies and Gentlemen:

We have acted as counsel to Magellan Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “S-8 Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 300,000 shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the Magellan Health, Inc. 2014 Employee Stock Purchase Plan, as amended and restated May 24, 2018 (the “ESPP”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the S-8 Registration Statement, the ESPP, the Company’s Second Amended and Restated Certificate of Incorporation, as amended and restated on May 25, 2017, the Company’s Bylaws, as amended and restated on May 24, 2017, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered for issuance pursuant to the S-8 Registration Statement have been duly authorized and, when issued and delivered in accordance with the ESPP, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the S-8 Registration Statement and to any and all references to our firm in the S-8 Registration Statement and the Prospectus which is a part of the S-8 Registration Statement.

Very truly yours,

/s/ Sheehan Phinney Bass & Green PA